Exhibit 99.1

Investor Contact:                         Media Contact:
Michele Steinmetz                        Dana Grosser
SEI    SEI
+1 610-676-3037                        +1 610-676-2459
msteinmetz@seic.com                    dgrosser@seic.com
Pages:        8

FOR IMMEDIATE RELEASE

SEI REPORTS THIRD-QUARTER 2016 FINANCIAL RESULTS

OAKS, Pa., October 20, 2016 -- SEI Investments Company (NASDAQ:SEIC) today announced financial results for the third-quarter 2016. Diluted earnings per share were $0.53 in third-quarter 2016 compared to $0.47 in third-quarter 2015. Third-quarter 2015 includes a charge against earnings of approximately $6.0 million, or $0.02 diluted earnings per share, from the write-off of certain assets related to the SEI Wealth PlatformSM.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2016	2015	%	2016	2015	%

Revenues	$354,641	$335,622	6%	$1,032,735	$998,811	3%
Net income	86,704	79,425	9%	245,206	250,276	(2)%
Diluted earnings per share	$0.53	$0.47	13%	$1.49	$1.47	1%
"Our third-quarter results reflect growth in revenue from existing clients, new business and stronger capital markets," said Alfred P. West, Jr., SEI Chairman and CEO.
"Our current investments are aimed at preparing for large client implementations and creating a sustainable competitive advantage for all of our services. They also position us well for long-term success and increased shareholder value."

Summary of Third-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2016	2015	%	2016	2015	%
Private Banks:
Revenues	$115,952	$116,280	—%	$344,149	$342,826	—%
Expenses	105,523	104,217	1%	312,126	308,200	1%
Operating Profit	10,429	12,063	(14)%	32,023	34,626	(8)%
Gain on sale of subsidiary	—	—	—%	2,791	2,791	—%
Segment Profit	10,429	12,063	(14)%	34,814	37,417	(7)%
Operating Margin (A)	9%	10%		9%	10%

Investment Advisors:
Revenues	85,258	76,238	12%	243,820	228,006	7%
Expenses	45,080	45,530	(1)%	134,575	125,446	7%
Operating Profit	40,178	30,708	31%	109,245	102,560	7%
Operating Margin	47%	40%		45%	45%

Institutional Investors:
Revenues	76,222	74,515	2%	223,793	224,043	—%
Expenses	36,943	36,923	—%	108,875	108,662	—%
Operating Profit	39,279	37,592	4%	114,918	115,381	—%
Operating Margin	52%	50%		51%	51%

Investment Managers:
Revenues	75,672	67,162	13%	216,528	199,809	8%
Expenses	48,588	43,899	11%	140,831	126,663	11%
Operating Profit	27,084	23,263	16%	75,697	73,146	3%
Operating Margin	36%	35%		35%	37%

Investments in New Businesses:
Revenues	1,537	1,427	8%	4,445	4,127	8%
Expenses	5,348	5,179	3%	15,935	14,848	7%
Operating Loss	(3,811)	(3,752)	NM	(11,490)	(10,721)	NM

Totals:
Revenues	$354,641	$335,622	6%	$1,032,735	$998,811	3%
Expenses	241,482	235,748	2%	712,342	683,819	4%
Corporate overhead expenses	15,941	12,856	24%	42,840	38,986	10%
Income from operations	$97,218	$87,018	12%	$277,553	$276,006	1%

(A) Percentages determined exclusive of gain on sale of subsidiary.

Third-Quarter Business Highlights:

•	Revenue growth in the quarter was primarily driven by higher Asset management, administration, and distribution fees from market appreciation and improved cash flows from new and existing clients.

•
Sales events, net of client losses, during third-quarter 2016 totaled approximately $14.6 million and are expected to generate net annualized recurring revenues of approximately $11.6 million when contract values are fully realized.

•
Our average assets under management, excluding LSV, increased $22.4 billion, or 13 percent, to $195.2 billion, as compared to $172.8 billion during the third-quarter 2015 (see attached Average Asset Balances schedules for further details).

•
Our average assets under administration increased $57.7 billion, or 15 percent, to $455.5 billion in the third-quarter 2016, as compared to $397.8 billion during the third-quarter 2015 (see attached Average Asset Balances schedules for further details).

•	We recorded $1.6 million in non-recurring revenues in our Private Banks segment due to a contract buyout from an investment processing bank client.

•
Our earnings from LSV decreased by $1.0 million, or three percent, to $32.6 million in third-quarter 2016 as compared to $33.6 million in third-quarter 2015. The decline in earnings was due to increased personnel expenses of LSV.

•
We capitalized $13.6 million and $6.4 million of software development costs in third-quarter 2016 and 2015, respectively, of which $11.3 million and $5.7 million are related to continued enhancements to the SEI Wealth Platform.

•
Amortization expense related to the SEI Wealth Platform increased to $11.3 million during the third-quarter 2016 as compared to $10.8 million during the third-quarter 2015 due to continued enhancements.

•
In the third-quarter 2015, we wrote off approximately $6.0 million, or $0.02 diluted earnings per share, in previously capitalized software development costs and purchased software related to the SEI Wealth Platform.

•
Our operating expenses, primarily personnel costs, in our Investment Managers segment increased. These expenses primarily consist of operational and marketing costs and are mainly related to servicing existing clients and acquiring and implementing new clients.

•
The stronger U.S. dollar against the British pound during the third-quarter 2016 compared to the third-quarter 2015 negatively impacted the revenues of our Private Banks and Institutional Investors segments by $2.5 million and $1.5 million, respectively, and operating income by $1.0 million for each of the two segments.

•	Our effective tax rates were 33.8 percent in third-quarter 2016 and 34.1 percent in third-quarter 2015.

•	We repurchased 1.6 million shares of our common stock for $73.4 million during the third-quarter 2016.

Earnings Conference Call
A conference call to review earnings is scheduled for 4:30 p.m. Eastern time on October 20, 2016. Investors may listen to the call at seic.com/investors. The call may also be accessed at many financial services websites, including Google Finance and Yahoo Finance. Investors may also listen to replays at these websites, or by telephone at (USA) 800-475-6701; (International) 320-365-3844, access code 404239.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of September 30, 2016, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $751 billion in mutual fund and pooled or separately managed assets, including $281 billion in assets under management and $470 billion in client assets under administration. For more information, visit seic.com.

Many of the statements in this release may be considered “forward looking statements” and include discussions about future operations, strategies and financial results. Forward-looking statements are based upon estimates and assumptions that involve risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe our assumptions are reasonable, they could be inaccurate. Our actual future revenues and income could differ materially from our expected results. We have no obligation to publicly update or revise any forward-looking statements.

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Asset management, admin. and distribution fees	$271,930	$252,585	$785,642	$756,101
Information processing and software servicing fees	76,443	74,413	224,834	218,765
Transaction–based and trade execution fees	6,268	8,624	22,259	23,945

Total revenues	354,641	335,622	1,032,735	998,811

Subadvisory, distribution and other asset mgmt costs	42,586	40,230	122,651	119,619
Software royalties and other information processing costs	7,519	8,028	22,944	23,594
Brokerage commissions	4,864	6,460	17,065	17,863
Compensation, benefits and other personnel	103,137	99,461	307,350	292,646
Stock-based compensation	4,066	3,867	12,044	11,476
Consulting, outsourcing and professional fees	43,631	35,963	121,712	108,560
Data processing and computer related	16,581	15,173	48,081	43,100
Facilities, supplies and other costs	17,075	22,477	50,194	56,195
Amortization	11,388	10,837	33,684	31,806
Depreciation	6,576	6,108	19,457	17,946

Total expenses	257,423	248,604	755,182	722,805

Income from operations	97,218	87,018	277,553	276,006

Net gain (loss) on investments	196	(756)	320	(544)
Interest and dividend income	1,026	846	3,142	2,570
Interest expense	(115)	(115)	(416)	(342)
Equity in earnings of unconsolidated affiliates	32,565	33,595	92,042	104,917
Gain on sale of subsidiary	—	—	2,791	2,791

Income before income taxes	130,890	120,588	375,432	385,398

Income taxes	44,186	41,163	130,226	135,122

Net income	86,704	79,425	245,206	250,276

Basic earnings per common share	$0.54	$0.48	$1.51	$1.51

Shares used to calculate basic earnings per share	160,916	165,579	161,908	166,142

Diluted earnings per common share	$0.53	$0.47	$1.49	$1.47

Shares used to calculate diluted earnings per share	163,925	169,255	165,053	169,977

Dividends declared per common share	$—	$—	$0.26	$0.24

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$623,162	$679,661
Restricted cash	5,500	5,500
Receivables from investment products	48,783	48,098
Receivables, net of allowance for doubtful accounts of $987 and $649	247,724	223,023
Securities owned	21,320	21,235
Other current assets	30,279	26,207
Total Current Assets	976,768	1,003,724

Property and Equipment, net of accumulated depreciation of $278,675 and $259,501	149,262	143,977
Capitalized Software, net of accumulated amortization of $292,745 and $259,358	290,329	290,522
Investments Available for Sale	93,157	81,294
Investments in Affiliated Funds, at fair value	4,888	4,039
Investment in Unconsolidated Affiliates	39,376	49,580
Deferred Income Taxes	3,722	—
Other Assets, net	16,064	15,492
Total Assets	$1,573,566	$1,588,628

Liabilities and Equity
Current Liabilities:
Accounts payable	$7,008	$4,511
Accrued liabilities	170,753	217,587
Deferred revenue	2,974	2,385
Total Current Liabilities	180,735	224,483

Deferred Income Taxes	65,518	63,028
Other Long-term Liabilities	14,103	11,397
Total Liabilities	260,356	298,908

Shareholders' Equity:
Common stock, $.01 par value, 750,000 shares authorized; 159,954 and 163,733 shares issued and outstanding	1,600	1,637
Capital in excess of par value	941,370	910,513
Retained earnings	400,778	402,860
Accumulated other comprehensive loss, net	(30,538)	(25,290)
Total Shareholders' Equity	1,313,210	1,289,720
Total Liabilities and Shareholders' Equity	$1,573,566	$1,588,628

SEI INVESTMENTS COMPANY
ENDING ASSET BALANCES
(In millions)
(Unaudited)

	Sept. 30,	Dec 31,	Mar. 31,	Jun. 30,	Sept. 30,
	2015	2015	2016	2016	2016
Private Banks:
Equity and fixed-income programs	$18,243	$18,150	$18,370	$18,328	$18,668
Collective trust fund programs	3	4	4	3	3
Liquidity funds	5,469	5,835	5,521	4,848	4,034
Total assets under management	$23,715	$23,989	$23,895	$23,179	$22,705
Client assets under administration	16,896	17,532	18,324	18,537	19,269
Total assets	$40,611	$41,521	$42,219	$41,716	$41,974

Investment Advisors:
Equity and fixed-income programs	$43,988	$46,123	$47,357	$50,016	$52,594
Collective trust fund programs	9	7	7	5	5
Liquidity funds	4,677	4,924	5,051	3,661	2,539
Total assets under management	$48,674	$51,054	$52,415	$53,682	$55,138

Institutional Investors:
Equity and fixed-income programs	$70,818	$72,263	$73,468	$75,944	$78,701
Collective trust fund programs	96	96	97	88	90
Liquidity funds	2,655	2,883	2,390	2,526	2,612
Total assets under management	$73,569	$75,242	$75,955	$78,558	$81,403

Investment Managers:
Equity and fixed-income programs	$59	$66	$72	$73	$79
Collective trust fund programs	19,863	32,117	32,385	33,841	35,962
Liquidity funds	848	832	733	750	812
Total assets under management	$20,770	$33,015	$33,190	$34,664	$36,853
Client assets under administration (A)	376,133	390,282	400,579	419,139	451,204
Total assets	$396,903	$423,297	$433,769	$453,803	$488,057

Investments in New Businesses:
Equity and fixed-income programs	$752	$764	$803	$820	$850
Liquidity funds	51	47	41	37	53
Total assets under management	$803	$811	$844	$857	$903

LSV Asset Management:
Equity and fixed-income programs	$76,958	$78,335	$78,390	$78,352	$83,863

Total:
Equity and fixed-income programs (B)	$210,818	$215,701	$218,460	$223,533	$234,755
Collective trust fund programs	19,971	32,224	32,493	33,937	36,060
Liquidity funds	13,700	14,521	13,736	11,822	10,050
Total assets under management	$244,489	$262,446	$264,689	$269,292	$280,865

Client assets under administration (C)	393,029	407,814	418,903	437,676	470,473
Total assets	$637,518	$670,260	$683,592	$706,968	$751,338

(A)
Client assets under administration in the Investment Managers segment include $48.3 billion of assets that require limited services and therefore are at fee levels below our normal full service assets (as of September 30, 2016).

(B)	Equity and fixed-income programs include $4.7 billion of assets invested in various asset allocation funds at September 30, 2016.

(C)	In addition to the numbers presented, SEI also administers an additional $11.1 billion in Funds of Funds assets (as of
September 30, 2016) on which SEI does not earn an administration fee. Client assets under administration as of September 30, 2016 do not reflect $1.3 billion in Funds of Funds assets that were reported at December 31, 2015.

SEI INVESTMENTS COMPANY
AVERAGE ASSET BALANCES
(In millions)
(Unaudited)

	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.
	2015	2015	2016	2016	2016
Private Banks:
Equity and fixed-income programs	$19,080	$18,603	$17,644	$18,504	$18,650
Collective trust fund programs	6	3	3	3	3
Liquidity funds	5,443	5,511	5,661	5,118	4,386
Total assets under management	$24,529	$24,117	$23,308	$23,625	$23,039
Client assets under administration	17,504	17,775	17,248	18,436	19,039
Total assets	$42,033	$41,892	$40,556	$42,061	$42,078

Investment Advisors:
Equity and fixed-income programs	$45,992	$46,044	$45,175	$48,783	$51,924
Collective trust fund programs	9	8	7	6	5
Liquidity funds	3,523	4,784	5,009	4,061	2,694
Total assets under management	$49,524	$50,836	$50,191	$52,850	$54,623

Institutional Investors:
Equity and fixed-income programs	$73,568	$72,463	$71,779	$74,984	$77,583
Collective trust fund programs	93	96	98	96	90
Liquidity funds	2,843	3,109	2,834	2,868	2,751
Total assets under management	$76,504	$75,668	$74,711	$77,948	$80,424

Investment Managers:
Equity and fixed-income programs	$24	$59	$66	$72	$73
Collective trust fund programs	20,449	30,960	30,784	33,021	35,257
Liquidity funds	978	960	832	701	874
Total assets under management	$21,451	$31,979	$31,682	$33,794	$36,204
Client assets under administration	380,247	390,080	387,421	415,237	436,459
Total assets	$401,698	$422,059	$419,103	$449,031	$472,663

Investments in New Businesses:
Equity and fixed-income programs	$776	$788	$757	$811	$845
Liquidity funds	49	47	48	39	44
Total assets under management	$825	$835	$805	$850	$889

LSV Asset Management:
Equity and fixed-income programs	$80,656	$79,634	$74,699	$79,733	$83,373

Total:
Equity and fixed-income programs	$220,096	$217,591	$210,120	$222,887	$232,448
Collective trust fund programs	20,557	31,067	30,892	33,126	35,355
Liquidity funds	12,836	14,411	14,384	12,787	10,749
Total assets under management	$253,489	$263,069	$255,396	$268,800	$278,552

Client assets under administration (A)	397,751	407,855	404,669	433,673	455,498
Total assets	$651,240	$670,924	$660,065	$702,473	$734,050
(A) Client assets under administration during third-quarter 2016 do not reflect $1.3 billion in Funds of Funds assets that were reported during fourth-quarter 2015.